UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 25, 2007
O. I. CORPORATION

(Exact name of registrant as specified in its charter)

Oklahoma	0-6511	73-0728053

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 Graham Road, P.O. Box 9010, College Station, Texas	77842-9010

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (979) 690-1711

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(e)   O. I. Corporation, an Oklahoma corporation (the “Company”), entered into employment agreements with J. Bruce Lancaster and Donald P. Segers, Ph.D., on June 25, 2007. The Company announced on June 8, 2007, that Mr. Lancaster has been appointed to serve as Chief Executive Officer and Dr. Segers has been appointed to serve as President and Chief Operating Officer. Mr. Lancaster will continue to serve as Chief Financial Officer of the Company and both will serve as members of the Company’s Board of Directors. The terms of the employment agreements between the Company and each of Mr. Lancaster and Dr. Segers are summarized below, copies of the agreements are filed as exhibits hereto and the description below is qualified in its entirety to such agreements.
     Mr. Lancaster’s duties include the supervision and control over, and responsibility for, such management and operational functions of the Company, as well as such other powers and duties as may be prescribed by the Company’s Board of Directors.
     Mr. Lancaster will receive a salary of $225,000 annually and will be eligible to participate in the Company’s bonus program, administered by the Compensation Committee of the Board of Directors. Mr. Lancaster’s target bonus will be 50% of his annual salary, with a maximum bonus equal to 150% of his annual salary and a minimum bonus of $0. Mr. Lancaster will also receive 20,000 shares of the Company’s common stock under the Company’s 2003 Incentive Compensation Plan, which shares shall vest over a four year period and shall be eligible for additional annual option grants in future years, as determined by the Compensation Committee of the Board.
     If the Company terminates Mr. Lancaster’s employment other than for cause, the Company must continue to pay Mr. Lancaster his then-current salary for a period of twelve (12) months and must continue to provide health benefits for the same period. If Mr. Lancaster experiences a material adverse change in his compensation, duties, or responsibilities or is terminated other than for cause as a result of a change in control of the Company, the Company will be obligated to provide salary and benefits as described in this paragraph for a period of twenty-four (24) months after he terminates his employment due to such material adverse change (which termination must occur within twelve (12) months following such change in control).
     Dr. Segers’ duties include the supervision and control over, and responsibility for, such management and operational functions of the Company, as well as such other powers and duties as may be prescribed by the Company’s Board of Directors.
     Dr. Segers will receive a salary of $200,000 annually through the end of 2007 and a salary of $225,000 annually thereafter, and will be eligible to participate in the Company’s bonus program, administered by the Compensation Committee of the Board of Directors. Dr. Segers’ target bonus will be 50% of his annual salary, with a maximum bonus equal to 150% of his annual salary and a minimum bonus of $0. Dr. Segers will also receive 20,000 shares of the Company’s common stock under the Company’s 2003 Incentive Compensation Plan, which shares shall vest over a four year period and shall be eligible for additional annual option grants in future years, as determined by the Compensation Committee of the Board.

     If the Company terminates Dr. Segers’ employment other than for cause, the Company must continue to pay Dr. Segers his then-current salary for a period of twelve (12) months and must continue to provide health benefits for the same period. If Dr. Segers experiences a material adverse change in his compensation, duties, or responsibilities or is terminated other than for cause as a result of a change in control of the Company, the Company will be obligated to provide salary and benefits as described in this paragraph for a period of twenty-four (24) months after he terminates his employment due to such material adverse change (which termination must occur within twelve (12) months following such change in control).
Item 9.01 — Financial Statements and Exhibits.
(d) Exhibits

10.1	Employment Agreement dated June 25, 2007 by and between Registrant and J. Bruce Lancaster

10.2	Employment Agreement dated June 25, 2007 by and between Registrant and Donald P. Segers

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

O. I. CORPORATION Date: June 26, 2007
By:	/s/ J. Bruce Lancaster
J. Bruce Lancaster,
Chief Executive Officer and Chief Financial Officer

Exhibit Index

10.1	Employment Agreement dated June 25, 2007 by and between Registrant and J. Bruce Lancaster

10.2	Employment Agreement dated June 25, 2007 by and between Registrant and Donald P. Segers